UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 12, 2005

CREATIVE EATERIES CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

000-21753	88-0263701
(Commission File Number)	(IRS Employer Identification Number)

Frank Holdraker, President
7400 E McDonald Suite 121, Scottsdale, AZ 85250
(Address of principal executive offices)

(480) 355-8170
(Registrant's telephone number, including area code)

Ultraguard Water Systems
914 Sherwood Street, Coquitlam B.C. Canada V3K 1A6
(Former name or former address, if changed since last report)

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS;

     On July 11, 2005 Restaurant Companies International, Inc. (the "RCI") and Creative Eateries Corporation (the "Issuer" or "CEAT”) finalized a share exchange agreement involving a class of securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). The following material terms and conditions are reflected in the share exchange agreement that has been adopted by the Board of Directors of both companies and ratified by the controlling Shareholders of the Issuer in an action by written consent.

     On the execution date of the share exchange agreement, RCI and/or its designee(s) exchanged 100% of it issued and outstanding shares in exchange for 30,802,367 restricted shares of CEAT which the Company shall acknowledge as fair, just and reasonable compensation for the shares of RCI. The CEAT shares exchanged in this transaction are restricted securities as that term is defined in Paragraph (a)(3) of Rule 144, under the Securities Act of 1933, as amended (the "Securities Act").

     The Agreement contains the basic terms and conditions set forth herein together with such other representations, warranties, covenants, terms, indemnities and conditions as would be usual and customary for a transaction of this nature and which are mutually agreeable to the parties. In addition, the Agreement shall be subject to review authorization by the appropriate state and federal regulatory bodies.

     There are no arrangements, known to the registrant, including any pledge by any person of securities of the registrant or any of its parents, the operation of which may at a subsequent date result in a change in control of the registrant.

     There are no loans or pledges obtained by the new control group for the purpose of acquiring control.

     CEAT has tendered to RCI the resignation of each of the officers and directors of CEAT, with the exception of Kenneth Fielding, John Gaetz, and Erin Strench who will remain directors, effective seriatim on that date, with such vacancies filled by the nominees of CEAT, who shall serve until the next annual shareholder's meeting. Following nominations, the directors and officers of the registrant are to be as follows:

Name	Position

Frank Holdraker	President, Treasure and Director
Jean Lang	Secretary and Director
Kenneth Fielding	Vice President and Director
John Gaetz	Director
Erin Strench	Director

ITEM 9.01	EXHIBITS

99.1	Share Purchase Agreement executed July 12, 2005.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned here unto duly authorized.

Creative Eateries Corporation

Date: July 12, 2005	By:	/s/Frank Holdraker

Frank Holdraker
President